Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated as of October 9, 2026 (the “Agreement Date”) and is made and entered into between Co-Diagnostics, Inc., a Utah corporation (the “Company”), and J.J. Astor & Co., a Utah corporation ( “Astor”), acting on behalf of itself and one or more participating lender or lenders to whom Astor may, in the exercise of its sole discretion, assign and transfer participations of up to fifty percent (50%) in the Loans and the Notes (together with Astor, the “Lender”).

WHEREAS, the Company wishes to borrow the sum of up to Three Million One Hundred Thousand ($3,100,000) Dollars in two tranches (the “Loans”) of Two Million One Hundred Thousand ($2,100,000) Dollars (the “Initial Loan”) and, commencing sixty (60) days after the Agreement Date, an additional One Million ($1,000,000) Dollars (the “Additional Loan”) which the Company may elect to borrow and, absent a Material Adverse Effect or an Event of Default (as defined in the Notes) the Lender shall fund;

WHEREAS, the Company wishes to enter into this Agreement and the Exhibits hereto and issue to the Lender, a Two Million Eight Hundred Thirty-Five Thousand Dollars ($2,835,000) Original Issue Amount senior secured installment promissory note in the form of Exhibit A-1 hereto reflecting a factor rate of 1.35 times the amount of the Initial Loan (the “Initial Note”);

WHEREAS, if the Company wishes to receive the net proceeds of the Additional Loan, it shall issue to the Lender, a One Million Three Hundred Fifty Thousand Dollars ($1,350,000), Original Issue Amount senior secured installment promissory note in the form of Exhibit A-2 hereto reflecting a factor rate of 1.35 times the amount of the Additional Loan (the “Additional Note”);

WHEREAS, the Company and its Subsidiary have agreed to further perfect and secure the Lender’s senior priority Lien on all of the assets and properties of the Company pursuant to the Security Agreement and the Subsidiary Guarantee to be entered into on the Initial Funding Date;

WHEREAS, in consideration for the Loans and as an inducement to the Lender entering into this Agreement and the other Transaction Documents, the Company has agreed to enter into the ATM Waterfall Distribution Agreement and issue and sell the Lender’s Shares to the Lender on the Initial Funding Date; and

WHEREAS, the Company and the Lender are executing and delivering this Agreement in reliance upon an exemption from securities registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by the provisions of Section 4(a)(2) and/or Rule 506(b) of Regulation D promulgated thereunder by the U.S. Securities and Exchange Commission.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Lender agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings set forth in this Agreement.

“$” means United States Dollars.

“Acceleration Event” means the occurrence and continuation of an Event of Default (as defined in the Note) beyond the applicable grace period, if any, for cure.

“Acceleration Notice” means a written notice from the Lender that it has elected to accelerate the Loan for payment after the occurrence of an Acceleration Event.

“Action” shall have the meaning ascribed to such term in Section 3.01(k).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement Date” shall have the meaning as defined in the Recitals.

“ATM Sales Agent” means Maxim Group LLC.

“ATM Financing” means any at the market financing of $7,350,877.68 in respect of sales of Common Stock or Common Stock Equivalents that is underwritten, managed or otherwise arranged by the ATM Sales Agent.

“ATM Waterfall Distribution Agreement” means the agreement in the form of Exhibit F hereto among the Company, the ATM Sales Agent and Astor that shall continue in full force and effect throughout the entire term of the Notes and which provides that one hundred percent (100%) of the proceeds of each ATM Financing, after deduction only of the ATM Sales Agent’s sales commissions (the “ATM Net Proceeds”), shall be remitted by the ATM Sales Agent (or, to the extent received by the Company, by the Company) directly to the deposit account maintained by the Company at East West Bank and subject to the DACA (the “DACA Account”) pursuant to which ATM Waterfall Distribution Agreement, Astor shall have exclusive control of the DACA Account, and the ATM Net Proceeds deposited in the DACA Account shall be paid as follows (the “ATM Waterfall Distributions”):

(i) the initial $1,000,000 of all ATM Net Proceeds shall be paid to Astor;

(ii) Eighty Percent (80%) of all ATM Net Proceeds shall be remitted from the DACA Account and paid to each Lender and applied to the Notes, and the remaining Twenty Percent (20%) of such ATM Net Proceeds shall be remitted by the Lender from the DACA Account to the Company in accordance with clause (v) below, in each case until the applicable minimum weekly installment payments (the “Weekly Installment Payments”) that are due and payable under the Notes have been fully paid and satisfied for the relevant week;

(iii) Thereafter, for the remainder of such week, Twenty-Five Percent (25%) of all ATM Net Proceeds shall be remitted from the DACA Account and paid to each Lender and applied to the Notes, and the remaining Seventy-Five Percent (75%) of such ATM Net Proceeds shall be remitted from the DACA Account to the Company in accordance with clause (vii) below, with the allocation set forth in clause (ii) applying again at the start of each following week, in each case until the Notes are paid in full;

(iv) Upon the occurrence of an Event of Default, eighty percent (80%) of all ATM Net Proceeds shall be remitted from the DACA Account to the Lender and applied to all of the Obligations under the Notes (including any Default Amounts), and the remaining twenty percent (20%) of such ATM Net Proceeds shall be remitted from the DACA Account to the Company in accordance with clause (vi) below, in each case until the Obligations and Indebtedness under the Notes (including any applicable Default Amount) shall have been paid in full, and clauses (ii) and (iii) shall not apply during such period, and such allocation may not be rescinded, modified, or suspended without the prior written consent of Astor (acting on behalf of each Lender) notifying the Company and the ATM Sales Agent that the Notes (including any applicable Default Amount) has been paid in full or that such Event of Default has been cured to the satisfaction of the Lender;

(v) Notwithstanding the foregoing, in no event shall the amounts remitted to the Lender under clause (ii) exceed the amounts then outstanding under the Notes, and the Company agrees to utilize the ATM as required to, at minimum, make all required Weekly Installment Payments;

(vi) All ATM Net Proceeds deposited in the DACA Account in excess of the amounts remitted to the Lender pursuant to clauses (i) through (iv) above (the “Excess ATM Proceeds”) shall be released and remitted by Astor (acting on behalf of each Lender) to such operating account of the Company as the Company designates in writing, promptly and in any event within seven (7) Business Days after such ATM Net Proceeds are deposited in the DACA Account, and, except as provided in the following proviso, Astor (acting on behalf of each Lender) shall have no right to retain, withhold or apply any Excess ATM Proceeds; provided, however, that if at any time the aggregate market value of the registered, freely tradeable shares available for sale by the ATM Sales Agent under the ATM Financing (based on the closing price of the Common Stock on the immediately preceding Trading Day) is less than, or after giving effect to any remittance to the Company would be less than, Two Hundred Percent (200%) of the Outstanding Principal Amount of the Notes (the “ATM Coverage Requirement,” as set forth in Section 4.01(c)(x)), then, notwithstanding anything to the contrary in clauses (i) through (v) or this clause (vi), (A) the ATM Sales Agent or Astor (acting on behalf of each Lender) shall remit to the Company only such portion, if any, of the ATM Net Proceeds otherwise remittable to the Company as will permit the ATM Coverage Requirement to be satisfied after giving effect to the application of the balance of such ATM Net Proceeds to reduce or repay the Outstanding Principal Amount of the Notes, and the Lender shall retain and apply such balance to the Notes, and (B) neither the ATM Sales Agent nor Astor (acting on behalf of each Lender) shall have any obligation to remit or distribute any ATM Net Proceeds (including any Excess ATM Proceeds) to the Company for so long as the ATM Coverage Requirement is not satisfied; and

(vii) The ATM Waterfall Distribution Agreement shall remain in full force and effect until all Indebtedness and Obligations under the Notes shall have been paid in full, including any Default Amounts.

Prior to the execution and delivery of the DACA, all references in this definition and in the definition of “DACA” to the DACA Account shall be deemed to refer to the account designated by the Lender in writing pursuant to Section 2.04, and the ATM Waterfall Distributions (including the release of Excess ATM Proceeds to the Company under clause (vi) shall apply to all ATM Net Proceeds deposited in such account.

“Beneficial Ownership Cap” means that, notwithstanding anything to the contrary in the Notes or any other Transaction Document, the Company shall not effect any conversion of the Notes and the Lender shall not have the right to convert any portion of the Notes to the extent that, after giving effect to such conversion or issuance, the Lender (together with its Affiliates) would beneficially own in excess of 9.99% (which percentage the Lender may, at any time and from time to time, in its sole discretion and without the consent of the Company, increase to as much as 19.99% upon written notice to the Company, effective on the 61st day after such notice is delivered to the Company) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, with beneficial ownership determined in accordance with Section 13(d) of the Exchange Act. Any portion of the Notes that cannot be converted by reason of the Beneficial Ownership Cap shall remain outstanding and may be converted at such later time as permitted hereby.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Utah are authorized or required by law or other governmental action to close. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action must be taken or such right must be exercised no later than the immediately preceding Business Day.

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to Section 2.01.

“Closing Date” shall mean the Business Day when (i) all of the Transaction Documents have been duly executed and delivered by the applicable parties thereto, and all conditions to Funding set forth in the Transaction Documents shall have been satisfied in the reasonable judgment of the Lender, (ii) the Lender shall fund the $2,100,000 Initial Loan.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalent” means any convertible note, convertible preferred stock, warrant, option or other right to receive or subscribe for or purchase any additional shares of Common Stock or any Common Stock Equivalent.

“Commitment Shares” means six hundred thousand (600,000) shares of Common Stock issued to the Lender on the Closing Date of the Initial Loan in consideration for each Lender’s commitment to fund the Loans pursuant to this Agreement. The Commitment Shares shall be restricted securities which shall be unregistered and shall contain an appropriate restricted legend; provided, that if, at the time of the Lender’s sale of the Commitment Shares, the closing price of the Common Stock on the Trading Market shall be less than the Closing Price of such Common Stock on October 6, 2026 (the Trading Day immediately preceding the Closing Date of the Initial Loan), subject at all times to the Beneficial Ownership Cap, the Company shall issue to the Lender such number of additional Commitment Shares (the “Make-Whole Shares”) as may be necessary to ensure that the total proceeds from the sale of such Commitment Shares shall be the same as if all such Commitment shares had been sold on October 6, 2026. For the avoidance of doubt if the Closing Price of the Common Stock on October 6, 2026 shall be $1.00 and on the date of the sale of all of the Commitment Shares the average of the Closing Prices is $0.50 per share, the Company shall issue to the Lender 600,000 additional Make-Whole Shares.

“Company Disclosure Schedule” means the disclosure schedule submitted by the Company to the Lender as exceptions to or disclosures in respect of the representations and warranties of the Company set forth in this Agreement.

“Conversion Notice” shall have the meaning as that term is defined in the Notes.

“Conversion Right and Conversion Price” means that, at any time following the Closing Date of the Initial Loan, each Lender shall have the right at any time or from time to time, at its sole option, to convert all or any portion of the then-outstanding balance of the Initial Note and, if issued, the Additional Note into shares of the Company’s Common Stock at a conversion price equal to the greater of: (a) Ninety Percent (90%) of the lowest volume-weighted average price (“VWAP”) of the Company’s common stock over the ten (10) consecutive trading days immediately preceding the date of conversion; or (b) the Nasdaq Minimum Price (the “Conversion Price Formula”); provided, however, that:

(i) for so long as the Trading Market is Nasdaq, the “Nasdaq Minimum Price” shall mean the “Minimum Price” determined in accordance with Nasdaq Listing Rule 5635(d) as of the date the parties enter into this Agreement which, as of the date hereof, is the lower of (i) the Nasdaq Official Closing Price of the Company’s common stock immediately preceding execution of the applicable binding definitive agreement and (ii) the average Nasdaq Official Closing Price of the Company’s Common Stock for the five trading days immediately preceding execution of such agreement, in each case subject to adjustment as required by applicable Nasdaq Listing Rules (for the Initial Note, the Nasdaq Minimum Price is $1.09 per share, being the lower of (A) the Nasdaq Official Closing Price of $1.09 on October 8, 2026 and (B) the average Nasdaq Official Closing Price of $1.108 for the five (5) trading days from October 2, 2026 through October 8, 2026; and the Conversion Price shall not be reduced below twenty percent (20%) of the Nasdaq Minimum Price (the “Floor Price”), which, for the Initial Note, is $0.218 per share (20% of the Nasdaq Minimum Price ), subject to reset on each Floor Reset Date as provided below; provided, further, that on the date that is six (6) months following the Closing Date and on each date that is six (6) months after the immediately preceding Floor Reset Date, in each case until the Notes have been paid in full (each, a “Floor Reset Date”), the Floor Price shall automatically, without any further action by the Company or the Lender, be reset to equal the lesser of (x) the Floor Price then in effect and (y) twenty percent (20%) of the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding such Floor Reset Date; provided, however, that no such adjustment shall reduce the Floor Price below twenty percent (20%) of the Nasdaq Minimum Price unless and until the Company has obtained any stockholder approval required by Nasdaq Listing Rule 5635 or Nasdaq has confirmed in writing that such approval is not required,

(ii) the Conversion Price shall be subject to one or more Conversion Price Reductions, and

(iii) in the event the Lender elects to convert all or any portion of the outstanding balance of the Note and the Lender does not receive the full number of Conversion Shares it would have received had the conversion been effected at the applicable VWAP-based discount price (being ninety percent (90%) of the lowest VWAP for conversions at the Conversion Price or eighty percent (80%) of the lowest VWAP for conversions at the Event of Default Conversion Price), whether because the applicable conversion price is limited by the Floor Price or the Nasdaq Minimum Price, because of the Exchange Cap or the Nasdaq Issuance Limitation, because the Company lacks sufficient authorized but unissued shares of Common Stock, or for any other reason (other than the Beneficial Ownership Cap), the Company shall pay to the Lender a make-whole amount equal to the difference between (x) the number of shares the Lender would have received had the conversion been effected at such VWAP-based discount price (without application of the Floor Price, the Nasdaq Minimum Price, the Exchange Cap or any other limitation), and (y) the number of Conversion Shares actually delivered to the Lender in respect of such conversion (if any), multiplied by the closing market price of the Common Stock on the date of conversion (the “Make-Whole Amount”). The Make-Whole Amount shall be paid in immediately available funds in cash within three (3) Business Days of the conversion date, and shall not be payable in shares of Common Stock. The portion of the Note submitted for conversion shall not be deemed satisfied until the Make-Whole Amount has been paid in full. For the avoidance of doubt, if, for example, the VWAP-based discount price shall be $2.00 per share and the Lender shall convert any Weekly Installment Payments under the Notes into 20,000 Conversion Shares when the Floor Price is $3.00 per share, and the closing market price of the Common Stock on the date of conversion is $2.20 per share, the Lender would have received 30,000 shares at the VWAP-based discount price rather than 20,000 shares at the Floor Price, and the Company shall pay to the Lender a Make-Whole Amount of 10,000 shares multiplied by $2.20, or $22,000, in cash.

Notwithstanding the foregoing, in the event of acceleration of the Obligations under the Notes upon and following the occurrence of an uncured Event of Default, the Lender shall have the right, at its sole option, to convert all or any portion of the then-outstanding balance (including any default premium) into shares of the Company’s common stock at a conversion price equal to the greater of (a) eighty percent (80%) of the lowest VWAP over the ten (10) consecutive trading days immediately preceding the date of conversion and (b) the Floor Price (the “Event of Default Conversion Price”). In the event the Lender does not receive the full number of Conversion Shares it would have received at eighty percent (80%) of such lowest VWAP, whether because of the Floor Price or for any other reason described in clause (iii) above, the Company shall pay to the Lender the Make-Whole Amount in cash, calculated and payable as provided in clause (iii) above.

“Conversion Price Reductions” in the event that, at any time while there remains an outstanding principal balance under the Notes, the Company issues, on any one or more occasions, any securities, including convertible notes or debentures, Common Stock or other Common Stock Equivalents, other than an Exempt Issuance, at a conversion price, exercise price or per share price that is lower than such Conversion Price based on the Conversion Price Formula, the Conversion Price shall be reduced to the lowest conversion price, exercise price or per share price issued by the Company and the Maximum Conversion Shares shall subject to appropriate increase as a result thereof. Notwithstanding the foregoing, the conversion price shall not be reduced below the Floor Price unless and until the Company has obtained any shareholder approval required by Nasdaq Listing Rule 5635 or Nasdaq has confirmed in writing that such approval is not required.

“Conversion Shares” shall mean the shares of Common Stock of the Company issuable upon any full or partial permitted conversion of the Notes and includes shares of Common Stock of the Company issuable if the Lender elects to accept Weekly Installment Payments in the form of Common Stock or if the Lender issues an Acceleration Notice that it elects to accelerate the Loan for payment after the occurrence and continuation of an Event of Default (as defined in the Notes) beyond the applicable grace period, if any, for cure, the Conversion Price shall be the Event of Default Conversion Price and the Conversion Shares shall be up to the Maximum Conversion Shares.

“Covenant Compliance Guarantee” means the limited guarantee agreement executed by Dwight H. Egan, the Chief Executive Officer of the Company and Daniel Bohrer, the Executive Vice President of Finance and Accounting (Principal Financial Officer) of the Company, in the form of Exhibit G attached hereto.

“DACA” shall mean the deposit account control agreement among the Company, the Lender and East West Bank, as the Company’s depository bank, in the form of Exhibit I attached hereto or such other form or with such other modifications as may be approved by Astor (acting on behalf of each Lender) in the exercise of its sole discretion, pursuant to which all ATM Net Proceeds shall be deposited by the ATM Sales Agent or the Company into the DACA Account, over which Astor (acting on behalf of each Lender) shall have exclusive control, and which the Lender shall apply and distribute in accordance with the ATM Waterfall Distributions.

“Default Amount” means if an uncured Event of Default has occurred, the outstanding balance of the Notes shall immediately become due and payable in full, shall be increased to One Hundred and Twenty Percent (120%) of the then-outstanding principal amount of the Note, including accrued interest on such increased outstanding balance of the Notes at a default interest rate of Nineteen Percent (19%) per annum, compounded daily. The Lender shall then have the right to convert the Default Amount at the Event of Default Conversion Price.

“Equity Interests” means Common Stock or Common Stock Equivalents, as applicable.

“Equity Investment” means any joint venture, partnership or other direct or indirect investments of the Loan Parties in Equity Interests.

“Equity Receipts” means the aggregate amount of cash received by the Company or any of its Subsidiaries in consideration for any issuance or sale by the Company or such Subsidiary on or after the Closing Date of (a) any of its Equity Interests or (b) any other security or instrument representing Equity Interests (or the right to obtain any Equity Interests) in such Person, excluding any cash received pursuant to an Exempt Issuance and reduced by any commissions or other transaction expenses paid by the Company in connection with any such issuance or sale.

“Exempt Issuance” means and is limited to: (i) the issuance by the Company of the Notes, Conversion Shares and the Lender’s Shares, (ii) the issuance of Common Stock or Common Stock Equivalents in connection with any ATM Financings, and (iii) the issuance by the Company of any Common Stock or standard options to purchase Common Stock to directors, officers, employees or consultants of the Company or its Subsidiary in their capacity as such pursuant to an employee benefit plan which has been approved by the Board of Directors of the Company prior to the date hereof pursuant to which Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, director or consultant for services provided to the Company or its subsidiaries in their capacity as such, For the avoidance of doubt, the term “Exempt Issuance” does not mean or include the issuance of any other Indebtedness or debt securities or any other Common Stock or Common Stock Equivalents by the Company or the Subsidiary, unless otherwise approved and consented to in writing in advance by the Lender.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Creditor” shall mean De Lage Landen Financial Services Inc. which has financed the purchase of certain equipment for the Company.

“Existing Subsidiaries” means DNA Logix, Inc. (a Utah corporation, 100% owned), Idaho Molecular, Inc. (an Idaho corporation, 100% owned) and Advanced Conceptions, Inc. (a Utah corporation, 100% owned)

“Extraordinary Receipts” means the aggregate amount of cash received by Company from any tax refunds, judgments, litigation settlements, indemnity payments, or other extraordinary receipts received on or after the Funding Date.

“FINRA” means the Financial Industry Regulatory Authority.

“Flow of Funds Agreement” means, with respect to the Initial Loan, the flow of funds agreement between the Company and the Lender in the form of Exhibit E annexed hereto and if the Additional Loan is made the sum of $960,000 to be reflected in a second flow of funds agreement acceptable to the Lender.

“Funding Amount” means, (a) with respect to the Initial Note, ninety-six percent (96%) of the amount of the $2,100,000 Initial Loan, after deduction of a $84,000 Origination Fee due from the Company to the Lender, representing four percent (4%) of the Initial Loan which shall be retained by the Lender at Closing of the Initial Loan for its own account, and (b) with respect to any Additional Note ninety-six percent (96%) of the amount of the $1,000,000 Additional Loan, after deduction of a $40,000 Origination Fee due from the Company to the Lender, representing four percent (4%) of the Additional Loan which shall be retained by the Lender at Closing of the Additional Loan for its own account.

“Funding Date” shall mean the Closing Date of the Initial Loan (the “Initial Funding Date”) and, if applicable, the Business Day on which the Lender funds the Additional Loan (the “Additional Funding Date”).

“knowledge of the Company” and similar statements refer to the actual knowledge of any executive officer of the Company after due inquiry of those persons employed by the Company or any Subsidiary charged with administrative or operational responsibility for such matter.

“Grace Period” has the meaning as that term is defined in the Notes.

“Indebtedness” has the meaning as that term is defined in the Notes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.01(p).

“Irrevocable Direction Instructions” means the irrevocable instructions set forth in the ATM Waterfall Distribution Agreement from the Company to the ATM Sales Agent, acknowledged and agreed to by the ATM Sales Agent and the Lender, directing the ATM Sales Agent to remit all ATM Net Proceeds of each ATM Financing directly to the DACA Account maintained at East West Bank (or, prior to the execution and delivery of the DACA, to such account as the Lender designates in writing pursuant to Section 2.04), which direction may not be revoked, modified or terminated without the prior written consent of the Lender until all Indebtedness and Obligations under the Notes (including any Default Amounts) shall have been paid in full.

“Irrevocable Direction Letter” means the irrevocable letter agreement executed by the ATM Sales Agent and delivered to the Lender on or prior to the Closing Date, in form and substance satisfactory to the Lender, pursuant to which the ATM Sales Agent (i) acknowledges and agrees to the Irrevocable Direction Instructions, (ii) agrees to remit all ATM Net Proceeds directly to the DACA Account (or, prior to the execution and delivery of the DACA, to the account designated by the Lender pursuant to Section 2.04) within three (3) Business Days after the settlement of each sale under the ATM Financing, (iii) agrees to provide the Lender with not less than five (5) Business Days’ prior written notice of any suspension or termination of the ATM Financing or the related sales agreement, and (iv) confirms the capacity available under the ATM Financing as of the Closing Date.

“Lender” as used in this Agreement and in each of the other Transaction Documents, the term “Lender” shall mean the individual or collective reference to Astor and any one or more participating lender or lenders to whom Astor may, in the exercise of Astor’s sole discretion, assign and transfer participations of up to fifty percent (50%) in the Loans and the Notes.

“Lender’s Shares” shall mean the Commitment Shares.

“Liens” shall mean a lien, charge, security interest, mortgage, encumbrance, right of first refusal, preemptive right or other restriction or adverse claim of a third party against property.

“Loans” shall mean the collective reference to the Initial Loan and the Additional Loan

“Loan Parties” have the meaning ascribed to such term in Section 3.01.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.01(a).

“Maximum Conversion Shares” means, after acceleration for payment of (a) the Initial Note following the occurrence of any Event of Default (as defined in the Initial Note) which shall not be timely cured by the Loan Parties and the Outstanding Principal Amount of the Initial Note shall automatically increase to 120% of the Original Principal Amount of the Initial Note, or (i) a maximum of $3,402,000, less (ii) all Weekly Installment Payments made under the Initial Note prior to such Event of Default, and such Initial Note shall accrue interest on the then Outstanding Principal Amount of the Initial Note at the rate of 19% per annum, compounded daily, and (b) the Additional Note following the occurrence of any Event of Default (as defined in the Additional Note) which shall not be timely cured by the Loan Parties and the Outstanding Principal Amount of the Additional Note shall automatically increase to 120% of the Original Principal Amount of the Additional Note, or (i) a maximum of $1,620,000, less (ii) all Weekly Installment Payments made under the Additional Note prior to such Event of Default, and such Additional Note shall accrue interest on the then Outstanding Principal Amount at the rate of 19% per annum, compounded daily; it being understood that, and upon the request of the Lender, all or any portion of such increased Outstanding Principal Amount of the Notes and accrued interest thereon may be converted by the Lender into that number of shares of Company Common Stock as shall be determined by (a) dividing 200% of the then increased Outstanding Principal Amount of the applicable Note(s) by (b) the Event of Default Conversion Price then in effect; provided that, (i) notwithstanding the election of the Lender to convert all or any part of the then Outstanding Principal Amount of the applicable Note(s), the Company shall have the right to pay in cash the entire then Outstanding Principal Amount of all Notes being converted following Lender’s notice of its election to convert the Notes and prior to any such conversion, and (ii) the maximum number of shares of Common Stock of the Company that may be issued pursuant to any such permitted conversion of the Notes shall be subject to the Exchange Cap set forth in the Nasdaq Issuance Limitation.

“Minimum Cash Requirement” as a condition to the Lender’s making the Initial Loan and the Additional Loan, the Company shall have available not less than $250,000 in cash reserves in bank accounts or other immediately available funds.

“Most Favored Nations Agreement” shall have the meaning as that term is defined in Section 4.02 of this Agreement.

“Nasdaq Issuance Limitation” Notwithstanding anything contained in the Notes or any other transaction document to the contrary, the Company shall not issue, and the Lender shall not have the right to receive, shares of Company common stock pursuant to the Notes, any Make-Whole Amount, anti-dilution adjustment or otherwise in connection with the transactions contemplated hereby to the extent that, after giving effect to such issuance, the aggregate number of shares issued or issuable pursuant to the transaction would equal or exceed 19.99% of the shares of Common Stock or voting power outstanding immediately prior to execution of the applicable binding definitive agreement (the “Exchange Cap”), unless

(i) the Company has obtained shareholder approval in accordance with applicable Nasdaq Listing Rules or (ii) Nasdaq has determined that such approval is not required.

All shares issued or potentially issuable pursuant to the Notes, Make-Whole provisions, anti-dilution provisions or any other Transaction Document (including the Commitment Shares and any Make-Whole Shares) shall be aggregated for purposes of the Exchange Cap to the extent required by Nasdaq.

In no event shall any issuance of Common Stock or Common Stock Equivalents be made if such issuance would violate Nasdaq Listing Rule 5635(b) or any other applicable Nasdaq Listing Rule. Accordingly, the inability of the Company to issue shares in excess of the Exchange Cap shall not constitute an Event of Default, result in acceleration of the Notes, increase the repayment amount, trigger any premium or penalty, increase the applicable conversion discount or otherwise result in any adverse economic consequence to the Company solely by reason of the Exchange Cap or (except as provided in Section 4.06) the failure to obtain shareholder approval, so long as the Company pays to the Lender in cash the Make-Whole Amount, calculated and payable as provided in clause (iii) of the definition of “Conversion Price,” for any Conversion Shares that cannot be issued by reason of the Exchange Cap. Any failure by the Company to timely pay such Make-Whole Amount shall constitute an Event of Default.

“Notes” shall mean the collective reference to the Initial Note and, if issued, the Additional Note.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Note and all other obligations and liabilities (including any reasonable and documented out-of-pocket fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Transaction Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, indemnities, reasonable and documented out-of-pocket fees, costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Lender that are required to be paid by any Loan party pursuant any Transaction Document or otherwise). For the avoidance of doubt, the Obligations shall not include (x) any obligations arising under any Lender’s Shares or other equity instruments issued by any Loan Party to the Lender.

“Original Principal Amount” shall have the meaning as that term is defined in the applicable Note.

“Origination Fee” shall mean (a) the sum of $84,000 which shall be deducted from the Funding Amount on the Funding Date of the Initial Loan and retained by the Lender pursuant to the Flow of Funds Agreement, and (b) if applicable, $40,000 which shall be deducted from the Funding Amount on the Funding Date of the Additional Loan and retained by the Lender pursuant to the Flow of Funds Agreement.

“Outstanding Principal Amount” shall have the meaning as that term is defined in the Note.

“Payment Notice” shall have the meaning as that term is defined in the Note.

“Permitted Indebtedness” means Indebtedness of the Loan Parties consisting of: (a) Indebtedness to the Lender under the Transaction Documents; (b) Indebtedness to the Existing Creditor existing on the Closing Date and disclosed on Schedule 3.01(g) to the Company Disclosure Schedule; (c) unsecured Indebtedness to vendors, suppliers, service providers or other trade creditors incurred in the ordinary course of business and not evidenced by a promissory note; (d) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (b), (c) and (e), provided that, unless the Lender has given its prior written consent, (i) the principal amount thereof is not increased; (ii) the interest rate thereof is not increased, the maturity date thereof is not shortened, and no scheduled payment thereunder is accelerated or increased; (iii) no new collateral, obligors or guarantors are added; (e) purchase money Indebtedness and capital lease obligations for equipment, secured only by the equipment so financed, not to exceed $100,000 outstanding at any time; (f) ordinary-course insurance premium financing secured only by the unearned premiums; (g) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (h) Subordinated Debt; (i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; (j) Indebtedness owed by a Loan Party to another Loan Party and (k) other unsecured Indebtedness (including corporate credit card obligations) not to exceed $50,000 outstanding at any time; provided, further, that (x) no Indebtedness may be incurred under clauses (d), (e), (f), or (k) if an Event of Default has occurred and is continuing or would result therefrom, and (y) Permitted Indebtedness shall not include any convertible or variable-priced Indebtedness, merchant cash advance, factoring or revenue-based financing, or any Indebtedness secured by the DACA Account or any ATM Net Proceeds.

“Permitted Liens” means (i) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, (ii) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens imposed by law for amounts not yet overdue or being contested in good faith; (iii) Liens for taxes, assessments or governmental or similar charges which are not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Loan Parties, (iv) Liens arising solely by virtue of any contractual or statutory or common law provisions relating to banker’s liens, rights to set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, (v) judgment Liens not exceeding $100,000 in the aggregate that are discharged, bonded or stayed within thirty (30) days, (vi) Liens consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use, (vii) customary anti-assignment provisions in leases and other contracts entered into in the ordinary course of business, (viii) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to “true” operating leases entered into in the ordinary course of business of the Loan Parties, (ix) Liens in favor of the Lender, (x) Liens in favor of the Existing Creditor existing as of the Closing Date that are disclosed in Section 3.01(o) of the Company Disclosure Schedule, attaching only to the equipment financed thereby, (xi) leases or subleases of real property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein, (xii) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business, (xiii) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (xiv) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; provided that any such Lien attaches solely to the imported goods to which such payment relates, and (xv) Liens securing Indebtedness permitted under clauses (e) and (f) of the definition of Permitted Indebtedness, limited to the equipment or unearned premiums so financed; provided, however, that no Permitted Lien (other than Liens in favor of the Lender and bank setoff rights permitted by the DACA) shall attach to the DACA Account or any ATM Net Proceeds.

“Person” means an individual or corporation, partnership, trust, incorporated or un-incorporated association, joint-venture, limited liability company, joint-stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prepayment Discount” The Company may prepay either the Initial Note or the Additional Note at any time without penalty, subject to payment of all amounts then outstanding thereunder. If the outstanding balance of a Note is paid in full within forty-five (45) days of its funding date, and there has been no prior Event of Default, the repayment amount of such Note will be reduced to reflect a factor rate of 1.29x on the funded amount, or Two Million Seven Hundred and Nine Thousand Dollars ($2,709,000) for the Initial Note and, if funded, One Million Two Hundred Ninety Thousand Dollars ($1,290,000) for the Additional Note, less all Weekly Installment Payments previously made.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” shall mean the registration rights agreement in the form of Exhibit D hereto, pursuant to which the Company shall file one or more registration statements with the SEC (each, a “Resale Registration Statement”) and thereby register, for resale under the Securities Act for the benefit of the Lender a number of shares of Common Stock equal to not less than Two Hundred Percent (200%) of the sum of (i) the maximum number of Conversion Shares issuable upon conversion in full of the then Outstanding Principal Amount of the Notes (including any Default Amount and accrued interest thereon), calculated at the Floor Price then in effect, plus (ii) the Lender’s Shares, in each case without regard to any limitation on conversion or exercise set forth in the Transaction Documents (including the Exchange Cap and the Beneficial Ownership Cap). Without limiting the foregoing, the Company shall, not later than thirty (30) days following the Closing Date of the Initial Loan, file with the SEC a Resale Registration Statement registering for resale by the Lender the number of shares of Common Stock set forth in the preceding sentence, and shall cause such Resale Registration Statement to be declared effective by the SEC as promptly as possible, and in any event not later than sixty (60) days following the Closing Date of the Initial Loan. If, following any Floor Reset Date, the number of shares of Common Stock registered for resale by the Lender is less than the number required under the first sentence of this definition (recalculated at the Floor Price as so reset), the Company shall file an additional Resale Registration Statement covering such shortfall not later than thirty (30) days following such Floor Reset Date and shall cause it to be declared effective by the SEC not later than sixty (60) days following such Floor Reset Date. The Company shall register all such shares without reduction for any reason (including any limitation under Rule 415 or SEC guidance), and shall not suspend or delay any such filing, the effectiveness of any Resale Registration Statement or the Lender’s use of any related prospectus, except as required by applicable law, in each case as more fully set forth in the registration rights agreement in the form of Exhibit D hereto.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.01(d).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.01(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement between the Company, the Existing Subsidiaries and the Lender, dated as of the Closing Date, in the form of Exhibit C attached hereto.

“State Securities Laws” means the securities (or “blue sky”) rules, regulations, or other similar laws of a particular state.

“Stockholder Approval” means the approval by the Company’s stockholders, in accordance with Nasdaq Listing Rule 5635(d) and applicable law of resolutions (a) approving the issuance of all Conversion Shares, Make-Whole Shares and Commitment Shares issued or issuable pursuant to the Transaction Documents, without regard to the Exchange Cap, (b) one or more reverse stock splits to be consummated at the sole direction of the Board of Directors at ranges of up to one share of Common Stock for each 750 outstanding shares of Common Stock as set forth in a new preliminary proxy statement to be filed with the SEC within five (5) days of the Closing Date of the Initial Loan (the New Preliminary Proxy Statement”), and (c) this Agreement and all of the other Transaction Documents.

“Stockholders Meeting” means the annual or special meeting of the Company’s stockholders required to be held pursuant to Section 4.01(h) (including any adjournment or postponement thereof) for the purpose of obtaining the Stockholder Approval to be held as provided in Section 4.01(h) below; it being understood that the Lender may vote at the Stockholders Meeting all shares of Common Stock then owned by such Lender, including the Commitment Shares, other than with respect of the resolutions contemplated by clauses (a) and (c) in the definition of Stockholder Approval.

“Subordinated Debt” means any debt incurred by a Loan Party that is subordinated to the debt now or hereafter owing by the Loan Parties to Lender on terms acceptable to the Lender, pursuant to a written subordination, intercreditor, or other similar agreement, in form and substance satisfactory to the Lender, entered into between the Lender and the other creditor.

“Subsidiary” or “Subsidiaries” means, individually or collectively, the Existing Subsidiaries and any other direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Guarantors” means the Existing Subsidiaries and shall, where applicable, include any other direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Guarantee” means the subsidiary guarantee executed by the Subsidiary Guarantors and in the form of Exhibit B attached hereto.

“Trading Market” means, as applicable, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, any nationally recognized successor to any of the foregoing, or any other United States securities exchange where the Company’s Common Stock trades on the date in question.

“Transaction Documents” means the collective reference to (a) this Agreement, (b) the Notes, (c) the Subsidiary Guarantees, (d) the Security Agreement, (e) the Commitment Shares, (f) the Covenant Compliance Guarantee, (g) the Registration Rights Agreement, (h) the Transfer Agent Instructions, (i) the ATM Waterfall Distribution Agreement, (j) the Flow of Funds Agreement, (k) the DACA, (l) the Irrevocable Direction Letter, and (m) all other appendices, exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent Instructions” means an irrevocable instruction letter addressed to the Company’s transfer agent in the form of Exhibit H attached hereto, with respect to the Maximum Conversion Shares issuable upon any full or partial conversion of the Notes and the Lender’s Shares, executed by an authorized officer of the Company and acknowledged and accepted by the transfer agent of the Company’s Common Stock.

“Weekly Installment Payments” shall have the meaning given to that term in the Notes and in this Agreement.

ARTICLE II

THE LOAN

Section 2.01 Funding Dates.

(a) (i) On the initial Funding Date, upon the terms and subject to the conditions set forth herein and in the other Transaction Documents to be executed and delivered by the parties hereto and thereto, the Lender hereby agrees to make the Initial Loan of $2,100,000 and (ii) on the Additional Funding Date, the Lender shall fund the Additional Loan if all Company covenants and conditions to funding the Additional Loan of $1,000,000 have been satisfied, including (A) no Material Adverse Effect shall then exist as determined by the Lender in the exercise of its reasonable discretion, (B) evidence that the Company is current in all of its Exchange Act filings with the Commission, (C) no Default or Event of Default shall have occurred and be continuing, (D) the Common Stock shall be listed on the Trading Market in good standing, and the Company shall not have received any deficiency notice or delisting determination from the Trading Market that remains unresolved, (E) the closing price of the Common Stock on the Trading Day immediately preceding the Additional Funding Date shall be at or above $1.00 per share, (F) the representation set forth in Section 3.01(k) shall be true and correct as of the Additional Funding Date, (G) the Stockholder Approval shall have been obtained and the reverse stock splits contemplated therein shall have been effected, and (H) the Company shall complied with the Minimum Cash Requirement.

(b) On the Additional Funding Date, the Lender shall deliver to the Company, via wire transfer, of immediately available funds, an amount equal to approximately $960,000, representing the net proceeds to the Company, all set forth in the Flow of Funds Agreement.

(c) On the Initial Funding Date, the Company hereby agrees to execute and deliver to the Lender the Initial Note in $2,835,000 Original Principal Amount, the Subsidiary Guarantees, the Security Agreement, the ATM Waterfall Distribution Agreement, the Lender’s Shares and the other Transaction Documents, and the Lender hereby agrees to accept from the Company such Transaction Documents.

(d) Upon satisfaction of the conditions set forth in Sections 2.02 and 2.03, the Funding shall occur at the offices of the Lender’s counsel, or such other location as the parties shall mutually agree or may be closed remotely by electronic delivery of documents.

Section 2.02 Funding Date Deliverables.

(a) By Lender. On or prior to the initial Funding Date, the Lender shall deliver or cause to be delivered to the Company the following:

(i)	this Agreement duly executed by the Lender;

(ii)	the Security Agreement, the form of which are attached hereto as Exhibit C, duly executed by the Lender;

(iii)	the Registration Rights Agreement duly executed by the Lender and in the form of Exhibit D attached hereto;

(iv)	the Flow of Funds Agreement duly executed by the Lender and in the form of Exhibit E attached hereto;

(v)	the ATM Waterfall Distribution Agreement duly executed by the Lender and in the form of Exhibit F attached hereto; and

(vi)	subject to Section 2.04(b), the DACA in the form of Exhibit I attached hereto.

(b) Funding of the Additional Loan. If all of the conditions to funding the Additional Loan of $1,000,000 have been satisfied by the Company to the Lender’s reasonable satisfaction, on the Additional Funding Date the Lender shall fund such Additional Loan in accordance with the provisions of the Flow of Funds Agreement.

(c) By the Company. On or prior to the Initial Funding Date, the Company shall deliver or cause to be delivered to the Lender:

i.	this Agreement, duly executed by an authorized officer on behalf of the Company;

ii.	the Initial Note, the form of which is attached hereto as Exhibit A-1, registered in the name of the Lender, in the $2,835,000 Original Principal Amount calculated in accordance herewith and duly executed by an authorized officer on behalf of the Company;

iii.	the Subsidiary Guarantee in the form of Exhibit B, duly executed by the Subsidiary Guarantors;

iv.	the Security Agreement between the Company, the Subsidiary Guarantors and the Lender, dated as of the Closing Date, in the form of Exhibit C, duly executed by an officer of the Company;

v.	in book entry form the Commitment Shares registered in the name of the Lender and included in the Transfer Agent Instructions in the form of Exhibit H attached hereto;

vi.	the Registration Rights Agreement duly executed by the Company and in the form of Exhibit D attached hereto;

vii.	the Flow of Funds Agreement duly executed by the Company and in the form of Exhibit E attached hereto;

viii.	the ATM Waterfall Distribution Agreement duly executed by the Company and the ATM Sales Agent and in the form of Exhibit F attached hereto, which shall include the Irrevocable Direction Instructions duly executed by the Company and acknowledged by the ATM Sales Agent; and

ix.	the Covenant Compliance Guarantee in the form of Exhibit G duly executed by Dwight H. Egan, as CEO of the Company, and Daniel Bohrer, as Principal Financial Officer of the Company;

x.	the Irrevocable Direction Letter duly exe4cuted by the ATM Sales Agent; and

xi.	an officer’s certificate of the Company and the Subsidiary Guarantors certifying its: (A) charter (or similar formation document); (B) good standing certificates in its state or jurisdiction of incorporation or formation; (C) bylaws (or similar governing document); and (D) resolutions of its Board of Directors (or similar governing body) approving and authorizing the execution, delivery and performance of the Transaction Documents to which it is (or is to be) a party.

Section 2.03 Funding Date Conditions.

(a) The obligations of the Company hereunder in connection with the applicable Closing are subject to the following conditions being met (it being understood that the Company may waive any of the conditions for the Funding hereafter):

(i)	the accuracy in all material respects on the applicable Funding Date of the Lender’s representations and warranties contained herein and in the Notes;

(ii)	all obligations, covenants and agreements of the Lender required to be performed at or prior to the applicable Funding Date shall have been performed; and

(iii)	the delivery by the Lender of the items set forth in Section 2.02(a) of this Agreement.

(b) The obligations of the Lender hereunder in connection with the applicable Funding are subject to the following conditions being met (it being understood that the Lender may waive any of the conditions for the applicable Funding hereafter):

(i)	the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the applicable Funding Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate in all material respects as of such date);

(ii)	all obligations, covenants and agreements of the Loan Parties required to be performed at or prior to the applicable Funding Date shall have been performed;

(iii)	the delivery by the Loan Parties, the Company’s bank and the ATM Sales Agent of the items set forth in Section 2.02(c) of this Agreement;

(iv)	there shall have been no Material Adverse Effect with respect to the Loan Parties since the date hereof; and

(v)	the Company shall furnish the Lender with the wiring instruction for the applicable Funding Amount.

Section 2.04 Post-Closing Deliverable.

(a) On or before October 12, 2026 (or such later date as Astor (acting on behalf of each Lender) may agree in writing in the exercise of its sole discretion), the Company and V Stock Transfer LLC, the Company’s transfer agent, shall deliver to the Lender, the fully executed Transfer Agent Instructions in the form of Exhibit H attached hereto.

(b) On or before October 15, 2026 (or such later date as Astor (acting on behalf of each Lender) may agree in writing in the exercise of its sole discretion), the Company, the Lender and the Company’s bank shall execute and deliver the DACA in the form of Exhibit I attached hereto. Until the DACA has been executed and delivered by all Parties thereto, the Company shall instruct the ATM Sales Agent to remit one hundred percent (100%) of all ATM Net Proceeds, within three (3) Business Days after the settlement of each sale under the ATM Financing, to such account as Astor (acting on behalf of each Lender)designates in writing, for application in accordance with the ATM Waterfall Distribution Agreement, and any ATM Net Proceeds received by the Company shall be held in trust for the Lender and remitted to such account designated by Astor (acting on behalf of each Lender) within one (1) Business Day of receipt.

The failure of the Transfer Agent Instructions to be executed and delivered on or before October 12, 2026 or the DACA to be executed and delivered on or before October 15, 2026 (or such later date in either case as Astor (acting on behalf of each Lender) may agree in writing in the exercise of its sole discretion) shall constitute an immediate Event of Default, without any notice or cure period.

Section 2.05 Deliveries if the Additional Loan Made. In the event that the Company shall request on or after the date that is sixty (60) days following the Agreement Date the Additional Loan, on five (5) Business Days’ notice, and the conditions precedent to the Additional Loan shall have then been satisfied to the satisfaction of the Lender (including the availability of minimum cash reserves of not less than $250,000), the Additional Loan shall occur and the Company shall deliver the Additional Note to the Lender together with an updated Flow of Funds Agreement, and an amended and restated Subsidiary Guarantee and Security Agreement to include the Additional Loan.

Section 2.06 Payment in Full. In the event that all Indebtedness and other Obligations of the Loan Parties under the Notes (including any Default Amount and interest accrued thereon) shall be deemed to have been paid in full, the Notes and the other Transaction Documents shall be cancelled and deemed null and void and the Company will be authorized to file UCC-3 termination statements.

Section 2.07 Weekly Installment Payments. The Company shall pay the Weekly Installment Payments under the Initial Note in thirty (30) weekly installments of $94,500 each. Consistent with the definition of “Business Day” and notwithstanding anything to the contrary in this Agreement or the Notes, if any date on which a Weekly Installment Payment or any other payment under the Notes is scheduled to be due is not a Business Day, such payment shall instead be due and payable on the immediately preceding Business Day. If the Additional Loan is funded, the Company shall pay the Weekly Installment Payments under the Additional Note in thirty (30) weekly installments of $45,000 each in accordance with the Additional Note, subject to the same preceding-Business-Day adjustment,.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company on behalf of the Company and each of its Subsidiary Guarantors (together with the Company, the “Loan Parties”) hereby represents and warrants to the Lender that, except as set forth in the applicable Section of the Company Disclosure Schedule, the following representations are true and complete as of the date hereof.

(a) Organization and Qualification. The Company and each of the Subsidiary Guarantors is duly incorporated or otherwise organized and validly existing under the laws of Utah and Idaho with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company and the Subsidiary Guarantors are not in violation or default of any of the provisions of its certificate of incorporation or bylaws, each, as amended and in effect. A complete and correct copy of the Company’s certificate of incorporation and bylaws, and the Subsidiary Guarantors’ certificate of incorporation and bylaws each as amended and in effect on the date of this Agreement and as they will be in effect on the Funding Date, is attached to the officer’s certificate referenced in Section 2.02(c)(x). There are no other organizational or charter documents of the Company or the Subsidiary Guarantors. The Company and the Subsidiary Guarantors are each duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction (other than its jurisdiction of organization) in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiary Guarantors, taken as a consolidated whole; or (iii) a material adverse effect on any of the Loan Parties’ ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industry in which the Loan Parties operate, (iii) any changes in financial or securities markets in general, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any pandemic, epidemics or human health crises, (vi) any changes in applicable laws or accounting rules, (vii) the announcement, pendency or completion of the transactions contemplated by the Transaction Documents, or (viii) any action required or permitted by the Transaction Documents or any action taken (or omitted to be taken) with the written consent of or at the written request of the Lender.

(b) Authorization; Enforcement. The Company and the Subsidiary Guarantors have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the Subsidiary Guarantors and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Subsidiary Guarantor and no further action is required by the Company or the Board of Directors or stockholders thereof in connection therewith (other than the Required Approvals). Each Transaction Document to which the Company and the Subsidiary Guarantors is a party has been (or upon delivery will have been) duly executed by the Company and the Subsidiary Guarantor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company and the Subsidiary Guarantors enforceable against the Company and/or the Subsidiary Guarantors (as applicable) in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Loan Parties of the Transaction Documents to which it is (or is to be) a party and the consummation by the Loan Parties of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Loan Parties’ certificate of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Loan Parties, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, agreement or other instrument (evidencing Indebtedness of the Loan Parties, or otherwise) or other understanding to which the Loan Parties are a party or by which any property or asset of the Loan Parties are bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Loan Parties are subject (including federal and State Securities Laws and regulations), or by which any property or asset of the Loan Parties are bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Loan Parties are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of the Transaction Documents, other than: (i) such consents, waivers, or authorizations as have been obtained before the Closing; and (ii) the filing of Form D with the SEC and such filings as are required to be made under applicable State Securities Laws (collectively, the “Required Approvals”).

(e) Reservation of Common Stock. The Company has reserved from its duly authorized Common Stock, for issuance to the Lender or its Affiliates, a number of shares of Common Stock not less than the number required to be reserved under Section 4.01(c).

(f) Capitalization. The capitalization of the Company is as set forth in the most recent SEC Reports. The Loan Parties have no Indebtedness, except as otherwise disclosed in the most recent SEC Reports and in Section 3.01(g) of the Company Disclosure Schedule. Since the date of the most recently filed SEC Report, the Company has not issued any Common Stock, Common Stock Equivalents or other equity interests (other than Exempt Issuances) or (without duplication) pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date hereof. Except in instances where valid waivers have been obtained, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Common Stock or Common Stock Equivalents. The issuance and sale of the Note will not obligate the Company to issue any securities to any Person (other than the Lender) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Required Approvals and waivers that have heretofore been obtained, no further approval or authorization of any stockholder, Board of Directors or other Person(s) is required for the issuance and sale of the Note hereunder.

(g) Indebtedness. All Indebtedness owed by the Loan Parties to all Persons are disclosed in the most recent SEC Reports and in Section 3.01(g) of the Company Disclosure Schedule, which shall specify whether such Indebtedness is secured or unsecured.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(i) Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency or guaranty of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate: (A) has not been reflected in the latest balance sheet included in the financial statements referenced hereinabove; or (B) has not arisen: (i) in the ordinary course of business, consistent with past practices, since the date of the latest balance sheet included in such financial statements in an amount that does not exceed $25,000 in any one case or $50,000 in the aggregate, (ii) pursuant to or in connection with this Agreement or other Transaction Document, or (c) are executory performance obligations to be performed after the date hereof in the ordinary course of business pursuant to agreement(s) entered into in the ordinary course of business, consistent with past practices. The Company is not in default with respect to any Indebtedness.

(j) Material Changes. Since the date of the latest financial statements made available to Lender prior to the date hereof, other than as set forth in the SEC Reports: (A) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (B) the Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP; (C) the Company has not altered their method of accounting; (D) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (E) the Company has not issued any equity securities except in favor of an officer, director or consultant pursuant to an existing Company equity incentive plans.

(k) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Loan Parties or any of its respective properties or assets before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (A) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents; or (ii) if there were an unfavorable decision, would reasonably be expected to result in a Material Adverse Effect. The Company has no outstanding Action that it believes will be material to the Loan Parties, taken as a whole. None of the Loan Parties nor any director or officer thereof is or has been the subject of any Action involving: (x) a claim of violation of or liability under the Securities Act, the Exchange Act, FINRA rules or any State Securities Laws; (y) breach of fiduciary duty; or (z) fraud (statutory or common law), embezzlement, misappropriation or conversion of property or rights, or any other crime involving deceit.

(l) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Loan Parties which would reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties’ employees is a member of a union that relates to such employee’s relationship with the Loan Parties, and the Loan Parties are not a party to any collective bargaining agreement. The Company believes that its relationships with the employees of the Loan Parties are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non- competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Loan Parties to any liability with respect to any of the foregoing matters. To the best of the Company’s knowledge, it is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) Compliance. Except as disclosed set forth in Section 3.01(m) of the Company Disclosure Schedule, the Loan Parties: (i) is neither in default under nor in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Loan Parties under), nor has the Loan Parties received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement (whether or not such default or violation has been waived); (ii) is not in violation of any order of any court, arbitrator or governmental body; and (iii) is not and has not been in material violation of any statute, law, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Regulatory Permits. The Loan Parties possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Loan Parties have not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Loan Parties have good and marketable title in fee simple to all real property and good and marketable title in all personal property owned by it that, in each case, is material to the business of the Loan Parties, in each case free and clear of all Liens, except for Permitted Liens and Liens disclosed in Section 3.01(o) of the Company Disclosure Schedule that do not materially and adversely (x) affect the value of such property or (y) interfere with the use made and proposed to be made of such property by the Loan Parties. Any real property and facilities held under lease by the Loan Parties are held by it under valid, subsisting and enforceable leases with which the Loan Parties are in compliance except as disclosed in Section 3.01(o) of the Company Disclosure Schedule.

(p) Patents and Trademarks. (i) The Loan Parties have, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, software, websites, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with its business as presently conducted (collectively, the “Intellectual Property Rights”); (ii) the Loan Parties have not received written notice that any of the Intellectual Property Rights violates or infringes upon the intellectual property rights of any other Person; (iii) all Intellectual Property Rights are enforceable by the Loan Parties, and to the knowledge of the Company there is no existing infringement by any other Person of any of the Intellectual Property Rights, except where the failure to be so enforceable or for such infringements as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) the Loan Parties have taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Transactions with Officers, Directors and Employees. None of the officers or directors of the Loan Parties and, to the knowledge of the Company, none of the employees of the Loan Parties, is presently a party to any transaction with the Loan Parties (other than for services as employees, officers and directors and related party notes as identified in the SEC Reports), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such officer, director or employee or, to the knowledge of the Company, any entity in which any such officer, director or employee has a substantial interest or is an officer, director, trustee, member or partner, in each case other than for: (x) payment of salary or fees for services rendered; (y) reimbursement for expenses incurred on behalf of the Loan Parties; and (z) other employee benefits, including stock option agreements under any stock option plan of the Loan Parties.

(q) Private Placement. Assuming the accuracy of the Lender’s representations and warranties set forth in Section 3.02, no registration under the Securities Act is required for the offer and sale of the Note by the Company to the Lender as contemplated hereby.

(r) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Note will not be or be an Affiliate of, an ‘investment company’ within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not be an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(s) Registration Rights. Other than as described in the SEC Reports, as set forth in the Registration Rights Agreement and further modified by Section 3.01(t) of the Company Disclosure Schedule, no Person has any right to demand the Company to file a registration statement under the Securities Act covering the sale of any securities of the Company.

(t) Disclosure. Except with respect to: (i) the material terms and conditions of the transactions contemplated by the Transaction Documents; and (ii) information given to the Lender, if any, which the Company hereby confirms will not constitute material non-public information, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Lender or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. The Company understands and confirms that the Lender will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished by or on behalf of the Company to the Lender regarding the Company, its business and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the time made.

(u) No Integrated Offering. Assuming the accuracy of the Lender’s representations and warranties set forth in Section 3.02, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Note to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(v) Solvency. The Loan Parties will not, after the Funding Date, incur debts beyond its ability to pay such debts (including Permitted Indebtedness) as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Except as disclosed in its SEC Reports (including the risk factors and qualified audit opinions disclosed therein), the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Funding Date.

(w) Tax Status. The Company has filed all material federal, state and foreign income and franchise tax returns and has paid or accrued all material taxes shown as due thereon, and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company.

(x) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold the Note by any form of general solicitation or general advertising. The Company has offered the Note for sale only to the Lender.

(y) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company is engaged. The Company has never been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

(z) Acknowledgment Regarding Lender’s Purchase of the Note. The Company acknowledges and agrees that the Lender is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Lender is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Lender’s purchase of the Note. The Company further represents to the Lender that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(aa) No Disqualification Events. With respect to the Notes to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the ‘Bad Actor’ disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Lender a copy of any disclosures provided thereunder.

(bb) Other Covered Persons. The Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Regulation D Securities.

(cc) Notice of Disqualification Events. The Company will notify the Lender in writing, prior to the Funding Date of: (i) any Disqualification Event relating to any Issuer Covered Person; and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(dd) Foreign Corrupt Practices. To the knowledge of the Company, neither the Company nor any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law; or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act.

(ee) Office of Foreign Assets Control. Neither the Company nor, to the Company’s knowledge, any director or executive officer of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ff) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Lender’s request.

(gg) Bank Holding Company Act. Neither the Company nor any of its Affiliates is subject to the Bank Holding Company Act of 1956, as amended (“BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”). Neither the Company nor any of its Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(hh) Money Laundering. The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii) Representations. The representations and warranties of the Company contained in this Agreement, and the certificate(s) furnished or to be furnished to the Lender at the Closing, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company acknowledges and agrees that the representations contained in section 3.02 shall not modify, amend or affect Lender’s right to rely on the Company’s representations and warranties contained in this section 3.01 or elsewhere in this Agreement or any representations and warranties contained in any other Transaction Document, or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

(jj) ATM Capacity. The Company has an effective registration statement on Form S-3 and a prospectus supplement relating to the ATM Financing, and not less than $7,350,877.68 of Common Stock remains available for sale by the ATM Sales Agent under the ATM Financing, all of which may be sold in full in compliance with General Instruction I.B.6 of Form S-3. While any Obligations under the Notes remain outstanding, such capacity shall not be reset, reduced or otherwise decreased, other than by sales under the ATM Financing the ATM Net Proceeds of which are remitted in accordance with the ATM Waterfall Distribution Agreement.

(kk) Outstanding Common Stock Equivalents. Other than the warrants described in clauses (i) and (ii) of this Section 3.01(ll), there are no outstanding warrants, options, restricted stock units, convertible securities or other Common Stock Equivalents of the Company. (i) the inducement warrants held by Armistice Capital Master Fund Ltd. and Orca ● to purchase an aggregate of 3,404,724 shares of Common Stock have an exercise price of $1.56 per share, (ii) the remaining warrants issued in May 2026 to purchase approximately 1,590,000 shares of Common Stock have an exercise price of $1.571 per share, and (iii) none of such warrants contains any reset, ratchet or price-based anti-dilution provision. None of Armistice, Orca or any other holder of securities of the Company holds any right of participation, right of first refusal, most-favored-nation right, prohibition on variable rate transactions or other right or restriction that is or would be triggered by the transactions contemplated by the Transaction Documents, the ATM Financing or the issuance of any Conversion Shares, Make-Whole Shares or Commitment Shares.

Section 3.02 Representations and Warranties of the Lender.

The Lender, for itself and for no other Person, hereby represents and warrants as of the date hereof and as of the Funding Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Authority; Organization. The Lender has full power and authority to enter into this Agreement and to perform all obligations required to be performed by it hereunder. The Lender is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Lender of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of the Lender. Each Transaction Document to which it is a party has been duly executed by the Lender, and when delivered by the Lender in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Lender, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. The Lender understands that the Note, the Commitment Shares and the Conversion Shares are “restricted securities” and have not been registered under the Securities Act or any applicable State Securities Law and is acquiring the Note, the Commitment Shares and Conversion Shares as principal for its own account and not with a view to or for distributing or reselling the Note, the Commitment Shares or Conversion Shares or any part thereof in violation of the Securities Act or any applicable State Securities Law, has no present intention of distributing any of the Note, the Commitment Shares or Conversion Shares in violation of the Securities Act or any applicable State Securities Law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Note (this representation and warranty not limiting the Lender’s right to sell the Note, the Commitment Shares or Conversion Shares in compliance with applicable federal and State Securities Laws) in violation of the Securities Act or any applicable State Securities Law. The Lender is acquiring the Note hereunder in the ordinary course of its business.

(c) Non-Transferrable. The Lender agrees: (i) that the Lender will not sell, assign, pledge, give, transfer or otherwise dispose of the Note, the Commitment Shares or Conversion Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Note, the Commitment Shares and Conversion Shares under the Securities Act and all applicable State Securities Laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable State Securities Laws, (ii) that the certificates representing the Note will bear a legend making reference to the foregoing restrictions, and (iii) that the Company and its Affiliates shall not be required to give effect to any purported transfer of the Note, the Commitment Shares and Conversion Shares except upon compliance with the foregoing restrictions.

(d) Lender Status. The Lender is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act. The undersigned agrees to furnish any additional information requested by the Company or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Note. Any information that has been furnished or that will be furnished by the undersigned to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission.

(e) Experience of The Lender. The Lender, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note, and has so evaluated the merits and risks of such investment. The Lender is able to bear the economic risk of an investment in the Note and, at the present time, is able to afford a complete loss of such investment.

(f) No Trading Market. The Lender acknowledges that there is currently no trading market for the Note and that none is expected to develop for the Note.

(g) General Solicitation. The Lender acknowledges that neither the Company nor any other person offered to sell the Note to it by means of any form of general solicitation or advertising, including, but not limited to: (i) any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(h) Confidentiality. Other than to other Persons party to this Agreement and its advisors who have agreed to keep information confidential or have a fiduciary obligation to keep such information confidential, the Lender has maintained the confidentiality of all disclosures made to it in connection with the transaction (including the existence and terms of this transaction).

(i) Foreign Lender. The Lender is a United States person and not a foreign Lender.

(j) Information from Company. The Lender and its investment managers, if any, have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information presented by the Company in this Agreement and have had all inquiries to the Company answered, and have been furnished all requested materials, relating to the Company and the offering and sale of the Note and anything set forth in the Transaction Documents. Neither the Lender nor the Lender’s investment managers, if any, have been furnished any offering literature by the Company or any of its Affiliates, associates, or agents other than the Transaction Documents, and the agreements referenced therein.

(k) Speculative Nature of Investment; Risk Factors. THE LENDER UNDERSTANDS THAT AN INVESTMENT IN THE NOTE INVOLVES A HIGH DEGREE OF RISK. The Lender acknowledges that: (i) any projections, forecasts or estimates as may have been provided to the Lender are purely speculative and cannot be relied upon to indicate actual results that may be obtained through this investment; any such projections, forecasts and estimates are based upon assumptions which are subject to change and which are beyond the control of the Company or its management, (ii) the tax effects which may be expected by this investment are not susceptible to absolute prediction, and new developments and rules of the Internal Revenue Service, audit adjustment, court decisions or legislative changes may have an adverse effect on one or more of the tax consequences of this investment, and (iii) the Lender has been advised to consult with his own advisor regarding legal matters and tax consequences involving this investment. The Lender represents that the Lender’s investment objective is speculative in that the Lender seeks the maximum total return through an investment in a broad spectrum of securities, which involves a higher degree of risk than other investment styles and therefore the Lender’s risk exposure is also speculative. The Note offered hereby is highly speculative and involves a high degree of risk and Lender should only purchase these securities if Lender can afford to lose its entire investment.

(l) Money Laundering. The operations of the Lender are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Lender with respect to the Money Laundering Laws is pending or, to the knowledge of the Lender, threatened.

The Company acknowledges and agrees that the representations contained in Section 3.02 shall not modify, amend or affect the Lender’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

Section 4.01 Company Affirmative and Negative Covenants. The Company on behalf of itself and any of the other Loan Parties hereby covenants and agrees that until all Obligations owed to the Lender shall have been paid in full, without the prior written approval of the Lender:

(a) the Loan Parties shall not incur any Indebtedness, other than Permitted Indebtedness or as otherwise expressly permitted by this Agreement (“Additional Indebtedness”), unless the net proceeds to the Company of such Additional Indebtedness shall be used to prepay 100% of the then Outstanding Principal Amount of the Notes (including any Default Amount and accrued interest thereon), or such Additional Indebtedness shall be approved in advance by the Lender;

(b) the Loan Parties shall not engage in the public or private sale of any securities, including convertible and non-convertible notes or debentures, Common Stock or Common Stock Equivalents, except for Exempt Issuances or as otherwise expressly permitted in this Agreement, the Note or other Transaction Documents, unless 100% of the net proceeds to the Loan Parties from such sale are used to repay the then Outstanding Principal Amount of the Notes (including any Default Amount and accrued interest thereon);

(c) the Company shall at all times (x) maintain a sufficient number of registered, freely tradeable shares available for sale by the ATM Sales Agent under the ATM Financing having an aggregate market value (based on the closing price of the Common Stock on the immediately preceding Trading Day) of not less than Two Hundred Percent (200%) of the Outstanding Principal Amount of the Notes, and (y) reserve and keep available out of its authorized and unissued Common Stock, solely for issuance to the Lender upon conversion of the Notes and issuance of the Lender’s Shares, a number of shares of Common Stock equal to not less than Two Hundred Percent (200%) of the sum of the maximum number of Conversion Shares issuable upon conversion in full of the then Outstanding Principal Amount of the Notes (including any Default Amount and accrued interest thereon), calculated at the Floor Price then in effect, plus (ii) the maximum number of Lender’s Shares issued and issuable in each case without regard to any limitation on conversion or exercise set forth in the Transaction Documents (including the Exchange Cap and the Beneficial Ownership Cap), and calculated as if the Additional Loan had been funded in full, the Additional Note had been issued in its $1,350,000 Original Principal Amount, , whether or not the Additional Loan has then been funded, and the Company shall promptly take all actions necessary (including seeking stockholder approval of an increase in its authorized shares of Common Stock) to maintain such share availability and reserve at all times;

(d) the Company shall (i) effect sales of Common Stock under the ATM Financing in amounts sufficient to generate ATM Net Proceeds sufficient to pay each Weekly Installment Payment in full when due; it being agreed that any inability of the Company to effect such sales in such amounts for any reason, including by reason of General Instruction I.B.6 of Form S-3 or any reduction in the capacity available under the ATM Financing, shall constitute an immediate Event of Default; (ii) maintain the ATM Financing in full force and effect, together with a currently effective registration statement and prospectus supplement covering such sales; (iii) not suspend, terminate or reduce the ATM Financing, or fail to instruct sales thereunder, without the prior written consent of the Lender; and (iv) cause the ATM Sales Agent to remit one hundred percent (100%) of all ATM Net Proceeds directly to the DACA Account, and only to the DACA Account, within three (3) Business Days after the settlement of each sale under the ATM Financing (or, prior to the execution and delivery of the DACA, to the account designated by Astor pursuant to Section 2.04), and the Company shall deposit any ATM Net Proceeds received by it into such account within one (1) Business Day of receipt, and not revoke, modify or countermand the ATM Waterfall Distribution Agreement or any remittance instruction given to the ATM Sales Agent thereunder without the prior written consent of the Lender, it being agreed that any such revocation, modification or countermand shall constitute an immediate Event of Default;

(e) the Company shall timely file all reports, schedules, and forms required to be filed with the SEC under the Securities Exchange Act of 1934, as amended, including all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, within the prescribed deadlines (including any extensions pursuant to Rule 12b-25);

(f) the Company shall take all actions necessary to maintain continued listing on The Nasdaq Capital Market, including compliance with all applicable Nasdaq Listing Rules regarding minimum bid price, minimum stockholders’ equity, and continued listing standards;

(g) within five (5) Business Days from the funding of the Initial Loan, the Company shall file a new preliminary proxy statement in anticipation of the Stockholder’s Meeting which shall (i) include a full description of this Agreement and the other Transaction Documents, (ii) reflect that each Lender is voting the Lender’s Shares IN FAVOR of the proposals contained therein (other than any proposal seeking approval required under Nasdaq Listing Rule 5635(d) of the issuance of Conversion Shares upon conversion of the Notes or Make-Whole Shares), and (iii) seek Stockholder Approval of one or more reverse stock splits to be implemented by the Board of Directors within ranges of up to one share of Common Stock for each 750 shares of Common Stock then outstanding; and (iv) expressly include a proposal seeking the Stockholder Approval, with the Board of Directors recommending that the stockholders vote in favor of each all proposal submitted to the stockholders at the Stockholder Meeting;

(h) after the earlier of (A) the tenth (10th) calendar day following the filing of the preliminary proxy statement with the SEC, if the SEC has not by such date informed the Company that it will review the preliminary proxy statement, and (B) the date on which the SEC informs the Company that it has no further comments on the preliminary proxy statement, file the definitive proxy statement with the SEC and mail the same to the stockholders (including each Lender), and hold the Stockholders Meeting not later than November 10, 2026; provided, that if a quorum is not present at the Stockholders Meeting, the Company shall adjourn the Stockholders Meeting and reconvene it within ten (10) days thereafter, and shall continue to adjourn and reconvene the Stockholders Meeting every ten (10) days thereafter until a quorum is present; the Board of Directors shall recommend that the stockholders vote in favor of each proposal described in Section 4.01(g) and shall not withdraw or adversely modify such recommendation; and the Company shall engage a nationally recognized proxy solicitation firm reasonably acceptable to the Lender to solicit proxies in favor of such proposals;

(i) if, at any time while any Obligations under the Notes remain outstanding, the closing bid price of the Common Stock on the Trading Market is less than $1.00 per share for ten (10) consecutive Trading Days, the Company shall, within ten (10) Trading Days thereafter (or, if later, on the earliest date permitted under the rules of the Trading Market, including any advance notice requirement), effect a reverse stock split of the Common Stock at a ratio sufficient to cause the closing bid price of the Common Stock to equal or exceed $5.00 per share immediately following such reverse stock split, and, if the range of ratios then approved by the Company’s stockholders is insufficient for such purpose, the Company shall promptly call and hold a meeting of its stockholders to approve such additional reverse stock split authority;

(j) the Company shall promptly (and in no event later than two (2) Business Days after receipt) notify the Lender in writing of any deficiency notices, delisting determinations, hearing requests, panel decisions, or other correspondence received from Nasdaq relating to the continued listing of the Company’s securities;

(k) no payments of Indebtedness shall be paid to any Affiliate other than (i) payments on any Subordinated Debt in accordance with the subordination terms thereof, and (ii) payments of deferred compensation to members of the board of directors and employees of the Company;

(l) the Loan Parties shall not permit any Person to have a Lien of any of the assets of any of the Loan Parties, except for Permitted Liens; and

(m) the Loan Parties shall comply with all of the additional affirmative and negative covenants set forth in the Note and the Security Agreement.

(n) the Company shall at all times maintain unrestricted cash and cash equivalents of not less than Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate, excluding any amounts held in the DACA Account or in any account designated by the Lender pursuant to Section 2.04 (the “Minimum Cash Requirement”);

(o) on or before the second (2nd) Business Day of each calendar week, the Company shall deliver to the Lender a certificate signed by the Company’s Principal Financial Officer setting forth, for the immediately preceding week and cumulatively since the Closing Date, (i) the number of shares of Common Stock sold and the gross proceeds received under the ATM Financing, (ii) the ATM Net Proceeds and the remittance thereof in accordance with the ATM Waterfall Distribution Agreement, (iii) the remaining capacity available under the ATM Financing, including after giving effect to General Instruction I.B.6 of Form S-3, (iv) a calculation demonstrating compliance with the ATM Coverage Requirement set forth in Section 4.01(c)(x), and (v) compliance with the Minimum Cash Requirement;

(p) until all Obligations under the Notes have been paid in full, the Company shall not reprice, amend, modify or waive any provision of, or offer or provide any cash or other inducement for the exercise of, any warrant to purchase Common Stock outstanding on the Closing Date, including the warrants described in Section 3.01(ll);

(q) notwithstanding Section 4.01(b), until all Obligations under the Notes have been paid in full, the Company shall not issue any warrants or other Common Stock Equivalents to any Person other than the Lender, unless the net proceeds of such issuance are applied, concurrently with such issuance, to repay in full all Obligations under the Notes (including any Default Amount and accrued interest thereon); and

(r) if the depositary bank party to the DACA delivers notice of termination of the DACA, the Company shall (i) within twenty (20) days after delivery of such notice, and in any event prior to the effective date of such termination, cause a replacement deposit account control agreement, in form and substance satisfactory to the Lender, to be executed and delivered by a depositary bank acceptable to the Lender, and (ii) cause all balances in the DACA Account to be swept to Astor prior to the effective date of such termination.

The Company covenants and agrees that a breach or violation of any of the above covenants set forth in this Section 4.01 shall constitute an immediate Event of Default under this Agreement, the Note and the other Transaction Documents.

Section 4.02 Most Favored Nations Agreement. If, at any time during the term of the Note, the Company enters into any debt or equity financing transaction with any third Person on terms that in the aggregate are more favorable to such third Person than the terms set forth in this Agreement, or in the Notes, the ATM Waterfall Distribution Agreement or other Transaction Documents (as reasonably determined by the Lender), the Lender shall have the right, at its sole option, to require the Company to amend the terms of this Agreement, the applicable Notes, the ATM Waterfall Distribution Agreement or other Transaction Documents to match such more favorable terms, provided that the Conversion Price shall not be reduced below the Floor Price. The Company shall provide the Lender with written notice of any such financing within two (2) Business Days of execution of any related agreement, together with copies of all related transaction documents. The foregoing shall not apply to (i) sales under the current ATM facility; (ii) equity compensation plans; and (iii) any financing approved in advance in writing by the Lender along with a waiver of this most favored nations provision.

Section 4.03 Transfer Restrictions.

(a) The Note, Lender’s Shares and Conversion Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Note, Lender’s Shares or Conversion Shares other than pursuant to an effective registration statement or Rule 144, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Note, Lender’s Shares and Conversion Shares under the Securities Act. As a condition of such sale or transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of Lender under this Agreement. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Lender may sell, transfer, assign or grant participations in all or any portion of its rights, title and interest in this Agreement, the Notes and the other Transaction Documents to any Person without the consent of the Company, subject only to compliance with applicable federal and State Securities Laws and Section 5.06.

(b) Each Lender agrees to the imprinting, so long as is required by this Section 4.03, of a legend on any of the Note, the Lender’s Shares and Conversion Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS SECURITY.

Section 4.04 Use of Proceeds; Restrictions on Certain Payments. The Company shall use the net proceeds paid to it under the Flow of Funds Agreement for general working capital purposes.

Section 4.05 Future Subsidiary. Any direct or indirect Subsidiary of the Company formed or acquired after the Funding Date and before the Note shall have been repaid in full shall promptly thereafter execute and deliver (or otherwise join and agree to be bound under) the applicable Subsidiary Guarantees and Security Agreement.

Section 4.06 Stockholders Meeting. The Company’s failure to file a proxy statement or hold a Stockholders Meeting when required by Section 4.01 shall constitute an Event of Default and the failure of the Company to obtain the Stockholder Approval of the reverse stock splits described herein on or before November 10, 2026 shall constitute an Event of Default. Each Lende acknowledges and agrees that itshall not vote any shares of Common Stock held by such Lender with respect to any proposal seeking approval of the issuance of the Commitment Shares or the Conversion Shares or Make-Whole Shares upon conversion of the Notes required under Nasdaq Listing Rule 5635(d) or the issuance of Common Stock in excess of the Exchange Cap.

Section 4.07 Integration. The Company shall not sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Note to the Lender in a manner that would require the registration under the Securities Act of the issuance and sale of the Note to the Lender.

Section 4.08 Publicity. The Company and the Lender shall consult with each other in issuing any other press releases and SEC Reports with respect to the transactions contemplated hereby, and neither the Company nor the Lender shall issue any such press release or SEC Report nor otherwise make any such public statement without the prior consent of the Company with respect to any press release of the Lender, or without the prior consent of the Lender with respect to any press release or SEC Report of the Company mentioning the Lender, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement, SEC Report or communication. The Company will publish a press release announcing this transaction approved by the Lender within 4 Business Days following the Funding Date.

Section 4.09 Indemnification of Lender. The Company shall indemnify, reimburse and hold harmless the Lender and its partners, members, shareholders, officers, directors, employees and agents (and any other persons with other titles that have similar functions) (collectively, “Indemnitees”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from: (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents and (ii) any action instituted against such Indemnitee in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Indemnitee, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Indemnitee’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Indemnitee may have with any such stockholder or any violations by such Indemnitee of state or federal securities laws or any conduct by such Indemnitee which results from the gross negligence or willful misconduct of the Indemnitee as determined by a final, non-appealable decision of a court of competent jurisdiction).

Section 4.10 Resale Registration upon Event of Default. Upon the occurrence and during the continuance of an uncured Event of Default, at the written request of the Lender, the Company shall, within thirty (30) days of such request, file with the SEC a registration statement registering for resale by the Lender a number of shares of Common Stock equal to not less than Two Hundred Percent (200%) of the sum of (i) the maximum number of Conversion Shares issuable upon conversion in full of the then Outstanding Principal Amount of the Notes (including any Default Amount and accrued interest thereon), calculated at the Floor Price then in effect, plus (ii) the Conversion Shares in each case without regard to the Exchange Cap and the Beneficial Ownership Cap and in each case calculated as if the Additional Loan had been funded in full, the Additional Note had been issued in its $1,350,000 Original Principal Amount, whether or not the Additional Loan has then been funded, and shall cause such registration statement to be declared effective by the SEC within sixty (60) days of such request, without reduction in the number of shares registered for any reason and without any suspension or delay except as required by applicable law.

ARTICLE V
MISCELLANEOUS

Section 5.01 Termination. This Agreement may be terminated by the Lender by written notice to the Company if the Closing has not been consummated on or before the third Business Day after the date of the execution and delivery of this Agreement by both parties; provided that such termination will not affect the right of any party to sue for any breach by the other party.

Section 5.02 Fees and Expenses. The Company shall bear the reasonable and documented out-of-pocket expenses of the Company and the Lender incurred in connection with the negotiation, preparation, execution, delivery and performance of the Transaction Documents, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (including previously paid fees to Lender’s counsel of $30,000), transfer agent fees, fees for stock quotation services, fees relating to any amendments or modifications of the Transaction Documents or any consents or waivers of provisions in the Transaction Documents, fees for the preparation of opinions of counsel, escrow fees, and costs of restructuring the transactions contemplated by the Transaction Documents. When possible, the Company must pay these fees directly, including, but not limited to, any and all wire fees, otherwise the Company must make immediate payment for reimbursement to the Lender for all fees and expenses immediately upon written notice by the Lender or the submission of an invoice by the Lender. In addition, the Company shall pay the Origination Fee to the Lender as specified hereinabove.

Section 5.03 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 5.04 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by email:

if to Lender:

J.J. Astor & Co.

26 S Rio Grande Street, #2072

Salt Lake City, Utah 84101

Attn: Michael Pope

Email: michael.p@jjastor.com

with a copy to:

Barton, LLP

711 Third Avenue, 14th Floor

New York, New York 10017

Attn: Stephen A. Weiss, Esq.

if to the Company:

Co-Diagnostics, Inc.

2401 S. Foothill Drive, Suite D

Salt Lake City, Utah 84109

Attn: Dwight H. Egan, CEO

Email: d.egan@codiagnostics.com

Attn: Daniel Bohrer, Executive VP of Finance and Accounting

Email: d.bohrer@codiagnostics.com

with a copy to:

Dorsey & Whitney LLP

111 S Main St #2100,

Salt Lake City, UT 84111

Attn: Dan Lyman

Email: lyman.dan@dorsey.com

Phone: (801) 933-7360

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.05 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented, or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lender or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lender (other than by merger). The Lender may assign any or all of its rights under this Agreement to any Person to whom the Lender assigns or transfers the Note, and/or participate any of such rights in connection with granting of any participation of the Note, provided that such transfer or participation complies with all applicable federal and State Securities Laws and that any such transferee or participant agrees in writing by the provisions of the Transaction Documents that apply to the Lender.

Section 5.07 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 5.08 Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents, shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents), shall be commenced exclusively in the federal and state courts sitting in Salt Lake County, Salt Lake City, Utah (the “Utah Courts”). Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, Action or Proceeding, any claim that it is not personally subject to the jurisdiction of such Utah Courts, or that such Utah Courts are improper or inconvenient venue for such proceeding or that such Party may obtain an exemption from Utah law based on any public policies or principles of any other State or jurisdiction. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Transaction Documents or the transactions contemplated hereby. If any Party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing Party in such Action or Proceeding shall be reimbursed by the other Party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Action or Proceeding.

Section 5.09 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Notes.

Section 5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

Section 5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 5.12 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Lender exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Lender may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 5.13 Replacement of the Note. If any certificate or instrument evidencing the Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Note.

Section 5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Lender and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 5.15 Payment Set Aside. To the extent that the Company makes a payment or payments to the Lender pursuant to any Transaction Document or the Lender enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 5.16 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. All interest (including default interest) payable under any Transaction Document shall be computed on the basis of a 360-day year and the actual number of days elapsed.

Section 5.17 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 5.18 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the Agreement Date.

Company:

CO-DIAGNOSTICS, INC.

By:	/s/ Dwight H. Egan
Name:	Dwight H. Egan,
Title:	Chief Executive Officer

By:	/s/ Daniel Bohrer
Name:	Daniel Bohrer
Title:	Executive Vice President of Finance and Accounting (Principal Financial Officer)

Lender:

J.J. ASTOR & CO.

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer